FOR IMMEDIATE RELEASE

Harley-Davidson Delivers First Quarter Financial Results

MILWAUKEE (May 5, 2026) – Harley-Davidson, Inc. (“Harley-Davidson,” “HDI,” or the “Company”) (NYSE: HOG) today reported first quarter 2026 results.

“We’re pleased with our first quarter results, which reflect actions we’ve taken to drive demand and improve dealer health. We saw a 14% increase in retail performance in North America, which drove global retail sales growth of 8%, and achieved a 22% year-over-year reduction in global dealer inventories, as we continue to prioritize aligning wholesale with retail demand. We are energized by the positive early reception to our new RIDE marketing platform, and excited to activate against our new growth strategy, Back to the Bricks,” said Artie Starrs, President and CEO, Harley-Davidson.

First Quarter 2026 Highlights and Results

•North American retail motorcycle sales of 23,803 units, up 14% vs. prior year
•Global retail motorcycle sales of 33,507 units, up 8% vs. prior year
•Global dealer inventory levels of new motorcycles ended Q1 ’26 down 22% vs. end Q1 ’25
•HDMC global motorcycle shipments of 37,295, down 3% vs. prior year
•HDMC revenue of $1.1 billion, down 2% vs. prior year
•HDFS operating income margin of 19.9%
•Delivered diluted EPS of $0.22
•Repurchased $128 million of shares (6.6 million shares) on a discretionary basis
•Incurred $15 million of costs related to strategic changes, including termination benefits and other restructuring charges

First Quarter 2026 Results

Harley-Davidson, Inc. Consolidated Financial Results

$ in millions (except EPS)	1st quarter
	2026	2025	Change
Revenue	$1,173	$1,329	-12%
Operating Income	$23	$160	-85%
Net Income Attributable to HDI	$25	$133	-81%
Diluted EPS	$0.22	$1.07	-79%

Consolidated revenue in the first quarter was down 12 percent, driven largely by an HDFS revenue decrease of 54 percent.

Consolidated operating income in the first quarter was down 85 percent, driven by a decline of 84 percent at HDMC and a decline of 65 percent at HDFS. At the LiveWire segment, the operating loss improved by $2 million or 11 percent lower than the prior year’s loss. Consolidated operating income margin in the first quarter was 2 percent relative to 12.1 percent in the first quarter a year ago.

Harley-Davidson Motor Company (HDMC) – Results

$ in millions	1st quarter
	2026	2025	Change
Motorcycle Shipments (thousands)	37.3	38.6	-3%
Revenue	$1,055	$1,082	-2%
Motorcycles	$836	$864	-3%
Parts & Accessories	$142	$143	-1%
Apparel	$57	$57	0%
Licensing	$6	$3	98%
Other	$14	$14	-2%
Gross Margin	25.3%	29.1%	-3.9 pts.
Operating Income	$19	$116	-84%
Operating Margin	1.8%	10.8%	-9.0 pts.

First quarter global motorcycle shipments decreased 3 percent, in-line with the Company’s expectations. Revenue was down 2 percent, driven by the decrease in wholesale shipments and the unfavorable net effect of global pricing and sales incentives, partially offset by favorable foreign currency. Parts & Accessories revenue was down 1 percent and Apparel revenue was flat.

First quarter gross margin was down 3.9 points due to the cost of new or increased tariffs, the net effect of global pricing and sales incentives, and unfavorable product mix. These factors were partially offset by a favorable court judgement resulting in a tariff refund in the EU and favorable foreign currency. First quarter operating income margin was down 9.0 points due to the factors above, while operating expense was $49 million higher than a year ago, including restructuring expense of $15 million in the quarter.

Harley-Davidson Retail Motorcycle Sales

Motorcycles (thousands)	1st quarter
	2026	2025	Change
North America	23.8	20.9	14%
EMEA	5.0	5.2	-3%
Asia Pacific	4.0	4.4	-9%
Latin America	0.7	0.6	21%
Worldwide Total	33.5	31.0	8%

Global retail motorcycle sales in the first quarter were up 8 percent versus the prior year, reflecting strong year-over-year results in North America and soft International results. North America retail experienced 16 percent growth in the US, driven by strength in the Touring category and a positive response to the new ’26 motorcycle line-up. EMEA retail performance, down 3 percent, was characterized by modest growth in France, the Benelux region and the UK, while the German region experienced a decline. APAC retail performance, down 9 percent, saw declines in most major countries. Latin America retail was characterized by strong gains in Brazil and Mexico.

Harley-Davidson Financial Services (HDFS) – Results

$ in millions	1st quarter
	2026	2025	Change
Revenue	$112	$245	-54%
Operating Income	$22	$64	-65%

In the first quarter, HDFS revenue was down 54 percent from prior year, driven by lower retail and wholesale finance receivables at lower yields. The decline in retail receivables was due to the sale of loan assets as part of the HDFS transaction, which took place in the second half of 2025. Other income within HDFS revenue was favorable year-over-year due to new servicing fees, investment income, and new gains on third party loan sales.

HDFS’ operating income decreased by $42 million in the first quarter or 65 percent. On the expense side, both interest expense and the provision for credit loss expense were significantly lower, which was due to the decreased size of the retail loan portfolio and related debt on a year-over-year basis. Operating expenses decreased by $1 million versus prior year. Total quarter-end net finance receivables, including both retail and wholesale loans, were $2.4 billion, a 67 percent decline over the prior year primarily due to the HDFS transaction.

LiveWire – Results

$ in millions	1st quarter
	2026	2025	Change
Revenue	$5	$3	87%
Operating Loss	($18)	($20)	-11%

LiveWire revenue for the first quarter increased by 87 percent. The revenue increase was due to higher electric motorcycle unit sales and higher STACYC electric bike sales. LiveWire’s operating loss of $18 million in the first quarter compared to a loss of $20 million in the prior year period.

Harley-Davidson, Inc. Other Results – First Quarter 2026

•Net cash use of $228 million from operating activities
•Effective tax rate was 43%
•Paid cash dividends of $22 million
•Repurchased $128 million of shares (6.6 million shares) on a discretionary basis, which included 3.1 million shares (valued at $65 million based on share price at delivery) pursuant to the accelerated share repurchase agreement entered into in Q4 ‘25 with no additional cash outflow in Q1 ‘26 and 3.5 million shares repurchased on a discretionary basis with an associated cash outflow of $63 million in Q1 ‘26
•Cash and cash equivalents of $1.8 billion at the end of the quarter

2026 Financial Outlook

For the full year 2026, the Company reaffirms its guidance and continues to expect:

•HDMC global motorcycle retail sales of 130,000 to 135,000 units
•HDMC global motorcycle wholesale shipments of 130,000 to 135,000 units
•HDMC operating income of a $40 million loss to a $10 million profit
•HDFS operating income of $45 to $60 million
•LiveWire operating loss of $70 to $80 million
•Harley-Davidson, Inc. capital investments of $175 to $200 million

Company Background
Since 1903, Harley-Davidson has defined motorcycle culture by delivering a motorcycle lifestyle with distinctive and customizable motorcycles, parts & accessories, experiences, riding gear and apparel. What We Make: The World’s Best Motorcycles. Period. Who We Serve: Motorcycle Riders Worldwide. Why We Do It: To Protect and Grow Motorcycle Culture. What We Stand For: Life, Liberty and the Pursuit of Happiness. Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and has a controlling interest in Harley-Davidson Financial Services and LiveWire Group, Inc. Harley-Davidson Financial Services provides financing, insurance and other programs to help get riders on the road. LiveWire is committed to developing the technology of the future and investing in the capabilities needed to lead the transformation of motorsports. Learn more at harley-davidson.com.

Webcast
Harley-Davidson will discuss its financial results and outlook on an audio webcast at 8:00 a.m. CDT today. The webcast login and supporting slides can be accessed at  http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio replay will be available by approximately 10:00 a.m. CST.

Cautionary Note Regarding Forward-Looking Statements
The Company intends that certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by reference to this footnote or because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” “projects,” “may,” “will,” “estimates,” “targets,” “intends,” “forecasts," “seeks,” “sees,” “should,” “feels,” “commits,” “assumes,” “envisions,” or words of similar meaning. Similarly, statements that describe or refer to future expectations, future plans, strategies, objectives, outlooks, targets, guidance, commitments or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this press release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are only made as of the date of this press release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Important factors that could affect future results and cause those results to differ materially from those expressed in the forward-looking statements include, among others, the Company’s ability to: (a) execute its business plans and strategies, including the Company’s new strategic plan announced in the second quarter of 2026, successfully execute its approach to a full enterprise economic model, and strengthen its existing businesses while allowing for growth; (b) manage supply chain and logistics issues, including without limitation quality issues, unexpected interruptions or price increases caused by supplier volatility, raw material shortages, inflation, war or other hostilities, including the conflict in Iran, or natural disasters and longer shipping times and increased logistics costs; (c) manage and predict the impact that new, reinstated or adjusted tariffs may have on the Company's ability to sell products domestically and internationally, and the cost of raw materials and components, including tariffs recently imposed or that may be imposed by the U.S. on foreign goods or rebalancing or other tariffs recently imposed or that may be imposed by foreign countries on U.S. goods; (d) accurately analyze, predict and react to changing market conditions, interest rates, and geopolitical environments, and successfully adjust to shifting global consumer needs and interests, including successfully realigning its product portfolio, which encompasses re-introducing the Sportster; (e) accurately predict the margins of its segments in light of, among other things, tariffs, rebalancing trade measures, inflation, foreign currency exchange rates, the cost associated with product development initiatives and the Company's complex global supply chain; (f) maintain and enhance the value of the Harley-Davidson brand, including detecting and mitigating or remediating the impact of activist collective actions, such as calls for boycotts and other brand-damaging behaviors that could harm the Company's brand or business; (g) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing domestic and international political environments, including as a result of the conflict in Iran; (h) successfully access the capital and/or credit markets on terms that are acceptable to the Company and within its expectations; (i) successfully carry out its global manufacturing and assembly operations; (j) develop and introduce products, services and experiences on a timely basis that the market accepts, that enable the Company to generate desired sales levels and that provide the desired financial returns, including successfully implementing and executing plans to shift to a rider-centric portfolio that includes a focus on accessibility and customization and growing its Parts & Accessories and Motor Clothes and apparel businesses; (k) perform in a manner that enables the Company to benefit from market opportunities while competing against existing and new competitors; (l) successfully manage and reduce costs throughout the business; (m) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles; (n) prevent, detect and remediate any issues with its motorcycles or any issues associated with the design, manufacturing, or assembly processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing; (o) successfully manage and reduce costs throughout the business; (p) continue to develop the capabilities of its distributors and dealers, effectively implement changes relating to its full enterprise economic model, and manage the risks that its dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand; (q) realize the desired business benefits from LiveWire operating as a separate public company, which may be affected by, among other things: (i) the ability of LiveWire to execute its plans to develop, produce, market and sell its electric vehicles; (ii) the demand for and consumer willingness to adopt two- and three-wheeled electric vehicles; (iii) the ability of LiveWire to obtain sufficient funding from sources other than the Company to sustain its operations; and (iv) other risks and uncertainties indicated in documents filed with the SEC by the Company or LiveWire Group, Inc., including those risks and uncertainties noted in Risk Factors under Item 1.A of LiveWire Group Inc.'s most recent Annual Report on Form 10-K; (r) manage the quality and regulatory non-compliance issues relating to the brake hose assemblies provided to the Company by Proterial Cable America, Inc. in a manner that avoids future quality or non-compliance issues and additional costs or recall expenses that are material; (s) maintain a productive relationship with Hero MotoCorp as a distributor and licensee of the Harley-Davidson brand name; (t) successfully maintain or achieve a manner in which to sell motorcycles in Europe, China, and the Company's Association of Southeast Asian Nations (ASEAN) countries that does not subject its motorcycles to incremental tariffs; (u) manage its Thailand corporate and manufacturing operation in a manner that allows the Company to avail itself of preferential free trade agreements and duty rates, and sufficiently lower prices of its motorcycles in certain markets; (v) retain and attract talented employees and leadership and qualified and experienced independent directors for its Board of Directors, eliminate personnel duplication, inefficiencies and complexity throughout the organization, and successfully complete transitions of executives, and effectively manage the return to on-site work of Milwaukee-based corporate employees at specified Company facilities; (w) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices; (x) manage the credit quality, the loan servicing and collection activities, and the recovery rates of Harley-Davidson Financial Services' loan portfolio; (y) prevent a ransomware attack or cybersecurity incidents and data privacy breaches and respond to related evolving regulatory requirements; (z) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the Company’s business; (aa) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles; (bb) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities; (cc) manage changes, prepare for, and respond to evolving requirements in legislative and regulatory environments related to its products, services and operations, including increased environmental, safety, emissions or other regulations; (dd) manage its exposure to product liability claims in a manner that avoids or successfully mitigates the impact of substantial jury verdicts and manage exposure in commercial or contractual disputes; (ee) continue to manage the relationships and agreements that the Company has with its labor unions to help drive long-term competitiveness; (ff) realize the desired business benefits from KKR’s and PIMCO’s investments in Harley-Davidson Financial Services, Inc.; (gg) manage risks related to functions the Company outsources and the use of artificial intelligence by the Company and its vendors and suppliers; (hh) achieve anticipated results with respect to the Company's preowned motorcycle program, Harley-Davidson Certified, the Company's H-D1 Marketplace, and Apparel and Licensing; (ii) optimize capital allocation in light of the Company's capital allocation priorities; (jj) manage the Company’s share repurchase strategy; (kk) manage issues related to climate change and related regulations; and (ll) realize the expected effects of the anticipated increase in Harley-Davidson Financial Services, Inc.’s retail finance receivable base on Harley-Davidson Financial Services, Inc.’s operating income.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its dealers to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions, or other factors.

Harley-Davidson Financial Services, Inc.’s retail credit losses will continue to change over time due to changing consumer credit behavior, macroeconomic conditions including the impact of inflation and Harley-Davidson Financial Services, Inc.’s efforts to increase prudently structured loan approvals to sub-prime borrowers. In addition, Harley-Davidson Financial Services, Inc.’s efforts to adjust underwriting criteria based on market and economic conditions, and actions that the Company has taken and could take that impact motorcycle values, may impact Harley-Davidson Financial Services, Inc.’s retail credit losses.

The Company's operations, demand for its products, and its liquidity could be adversely impacted by changes in tariffs, inflation, work stoppages, facility closures, strikes, natural causes, widespread infectious disease, terrorism, war or other hostilities, including the conflict in Iran, or other factors. Refer to “Risk Factors” under Item 1.A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026, for a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above.

Media Contact:
Jenni Coats
jenni.coats@Harley-Davidson.com
414.343.7902

Financial Contact:
Shawn Collins
shawn.collins@Harley-Davidson.com
414.343.8002

### (HOG-Earnings)

Harley-Davidson, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended
	March 31, 2026	March 31, 2025
HDMC revenue	$1,055,471	$1,081,505
Gross profit	266,989	315,244
Selling, administrative and engineering expense	248,064	198,972
Operating income from HDMC	18,925	116,272

LiveWire revenue	5,116	2,743
Gross loss	(535)	(1,781)
Selling, administrative and engineering expense	17,136	18,028
Operating loss from LiveWire	(17,671)	(19,809)

HDFS revenue	111,944	244,961
HDFS expense	89,704	180,925
Operating income from HDFS	22,240	64,036

Operating income	23,494	160,499
Other income, net	13,477	16,273
Investment income	8,696	8,941
Interest expense	(3,570)	(7,686)
Income before income taxes	42,097	178,027
Income tax provision	17,974	47,230
Net income	$24,123	$130,797
Less: Loss attributable to noncontrolling interests	650	2,307
Net income attributable to Harley-Davidson, Inc.	$24,773	$133,104

Earnings per share:
Basic	$0.23	$1.07
Diluted	$0.22	$1.07

Weighted-average shares:
Basic	110,016	123,947
Diluted	110,768	124,724

Cash dividends per share:	$0.1875	$0.18
LiveWire results presented in the Company's financial statements represent the LiveWire reportable segment as determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 280 Segment Reporting which may differ from LiveWire Group, Inc. results.

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)		(Unaudited)
	March 31, 2026	December 31, 2025	March 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$1,805,068	$3,091,744	$1,931,175
Accounts receivable, net	285,786	225,760	313,334
Finance receivables held for sale, net	426,792	264,238	—
Finance receivables held for investment, net	1,187,550	981,926	2,286,672
Inventories, net	622,189	730,898	712,312
Restricted cash	—	—	150,132
Other current assets	415,301	292,383	253,687
	4,742,686	5,586,949	5,647,312
Finance receivables held for investment, net	827,061	719,060	5,112,935
Other long-term assets	1,675,914	1,738,806	1,622,134
	$7,245,661	$8,044,815	$12,382,381
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,232,554	$1,061,194	$1,105,802
Short-term deposits, net	248,642	280,095	178,376
Short-term debt	498,685	497,776	498,500
Current portion of long-term debt, net	498,246	819,629	1,839,100
	2,478,127	2,658,694	3,621,778
Long-term debt, net	1,134,865	1,649,612	4,963,261
Other long-term liabilities	552,534	579,659	623,652

Shareholders’ equity	3,080,135	3,156,850	3,173,690
	$7,245,661	$8,044,815	$12,382,381

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended
	March 31, 2026	March 31, 2025
Net cash (used) provided by operating activities	$(228,021)	$141,534

Cash flows from investing activities:
Capital expenditures	(31,792)	(29,973)
Finance receivables held for investment, net	(122,138)	91,197
Collection from retained securitization beneficial interests	10,261	—
Proceeds from derivative instruments	51,574	—
Other investing activities	91	171
Net cash (used) provided by investing activities	(92,004)	61,395

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	—	647,088
Repayments of medium-term notes	(810,950)	—
Repayments of securitization debt	—	(292,671)
Net increase (decrease) in unsecured commercial paper	2,364	(140,778)
Borrowings of asset-backed commercial paper	—	155,000
Repayments of asset-backed commercial paper	—	(65,004)
Net decrease in deposits	(59,193)	(37,439)
Dividends paid	(21,540)	(22,921)
Repurchase of common stock	(70,018)	(93,095)
Other financing activities	—	5
Net cash (used) provided by financing activities	(959,337)	150,185

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(7,314)	3,299
Net (decrease) increase in cash, cash equivalents and restricted cash	$(1,286,676)	$356,413

Cash, cash equivalents and restricted cash:
Cash, cash equivalents and restricted cash, beginning of period	$3,091,744	$1,740,854
Net (decrease) increase in cash, cash equivalents and restricted cash	(1,286,676)	356,413
Cash, cash equivalents and restricted cash, end of period	$1,805,068	$2,097,267

Reconciliation of cash, cash equivalents and restricted cash on the Consolidated balance sheets to the Consolidated statements of cash flows:
Cash and cash equivalents	$1,805,068	$1,931,175
Restricted cash	—	150,132
Restricted cash included in Other long-term assets	—	15,960
Cash, cash equivalents and restricted cash per the Consolidated statements of cash flows	$1,805,068	$2,097,267

HDMC Revenue and Motorcycle Shipment Data
(Unaudited)

	Three months ended
	March 31, 2026	March 31, 2025
HDMC REVENUE (in thousands)
Motorcycles	$836,294	$863,863
Parts and accessories	142,243	143,433
Apparel	57,313	57,322
Licensing	6,048	3,058
Other	13,573	13,829
	$1,055,471	$1,081,505

HDMC U.S. MOTORCYCLE SHIPMENTS	23,884	24,865

HDMC WORLDWIDE MOTORCYCLE SHIPMENTS
Grand American Touring(a)	21,520	23,678
Cruiser	10,659	11,860
Sport and Lightweight	3,731	2,108
Adventure Touring	1,385	955
	37,295	38,601
(a)Includes Trike

LiveWire Motorcycle Shipments	91	33

HDMC Gross Profit
(Unaudited)

The estimated impact of significant factors affecting the comparability of gross profit from the first quarter of 2025 to the first quarter of 2026 were as follows (in millions):

2025 gross profit	$315
Volume	(10)
Price and sales incentives	(22)
Foreign currency exchange rates and hedging	14
Shipment mix	(21)
Raw material prices	1
Manufacturing and other costs	(10)
(48)
2026 gross profit	$267

HDFS Finance Receivables Allowance for Credit Losses
(Unaudited)

	Three months ended
	March 31, 2026	March 31, 2025
Balance, beginning of period	$2,235	$401,183
Provision for credit losses	13,153	53,334
Charge-offs, net of recoveries	6,208	(61,339)
Balances, end of period	$21,596	$393,178

Worldwide Retail Sales of Harley-Davidson Motorcycles(a)
(Unaudited)

	Three months ended
	March 31, 2026	March 31, 2025
United States	22,245	19,207
Canada	1,558	1,685
Total North America	23,803	20,892
EMEA	5,034	5,175
Asia Pacific	3,967	4,362
Latin America	703	581
Total worldwide retail sales	33,507	31,010
(a)Data source for retail sales figures shown above is new sales warranty and registration information provided by dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.